EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Symix Systems, Inc. ("Symix") pertaining to the registration of 125,000 common shares of Symix to be resold by certain Selling Shareholders and to the incorporation by reference therein of our reports dated July 30, 1996 (except for Notes C and J, as to which the date is August 27, 1996), with respect to the consolidated financial statements of Symix incorporated by reference in its Annual Report on Form 10-K for the year ended June 30, 1996 and our report dated September 24, 1996 included in Exhibit 23 to the Annual Report on Form 10-K of Symix on the related financial statement schedule, as filed with the Securities and Exchange Commission.



                                ERNST & YOUNG LLP


Columbus, Ohio
March 14, 1997